Exhibit 16.1

January 26, 2017

U.S. Securities and Exchange Commission
100 F. Street
Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: XsunX, Inc.
Commission File No. 000-29621

We have read the statements of XsunX, Inc. pertaining to our firm included in Item 4.01 of the Form 8-K dated January 26, 2017 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ Haynie & Company

Haynie & Company